EXHIBIT 99.1

ACME UNITED CORPORATION            NEWS RELEASE
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                            CONTACT: Paul G. Driscoll
                             Acme United Corporation
                   60 Round Hill Road    Fairfield, CT  06824
                  Phone: (203) 254-6060    FAX: (203) 254-6521
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                       FOR IMMEDIATE RELEASE  July 21, 2006
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ACME UNITED CORPORATION REPORTS 14% SALES GROWTH

FAIRFIELD, CONN. - July 21, 2006 - Acme United Corporation (AMEX:ACU) today announced that net sales for the quarter ended June 30, 2006 were $17.0 million, compared to $14.9 million in the comparable period of 2005, an increase of 14%. Net sales for the six months ended June 30, 2006 were $29.2 million, compared to $25.5 million in the same period in 2005, an increase of 15% (14% at constant currency).

         Net income was $1,506,000 or $.40 per diluted share for the second quarter ended June 30, 2006 compared, to $1,314,000 or $.34 per diluted share for the comparable period last year, an increase of 15% in net income and 18% in diluted earnings per share. Net income for the six months ended June 30, 2006 was $2,265,000, or $.61 per diluted share compared to $1,964,000, or $.52 per diluted share in the comparable period last year, a 15% increase in net income and 18% in diluted earnings per share.

         Net sales for the six months ended June 30, 2006 in the U.S. segment increased 15% as the result of sales initiatives with several major retailers and superstores. Sales in Europe and Canada increased by 12% in U.S. dollars and 8% in local currency. This sales growth was principally driven by new sales to a large pan-European superstore and an expanded product line with a major European retailer.

         Gross margins were 43.7% in the second quarter of 2006 versus 45.2% in the comparable period last year. For the first six months of 2006 gross margins were 44.4% compared to 45.5% in the same period in 2005. The lower margins in 2006 were primarily the result of one time expenses associated with filling large orders on an expedited basis for the new business in Europe. These expenses lay the foundation for future revenues to large multinational customers in Europe.

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         Walter C. Johnsen, President and CEO said, "Acme United had an excellent quarter. We reported the highest quarterly sales and earnings in the Company's history. We expanded our distribution channels, developed new products and continued to gain market share. Acme has been selected for a second consecutive year by Fortune Small Business as one of the top 100 fastest growing public companies in the U.S."

         The Company's bank debt on June 30, 2006 was $10.2 million compared to $5.0 million on June 30, 2005. The increase in bank debt during the twelve month period was used to buy additional inventory of $3.8 million, repurchase $1.4 million of Acme stock, demolish a former manufacturing site for $1.5 million and make dividend payments to shareholders of $.4 million. Based on anticipated cash flow, the debt level is expected to decline during the second half of the year.


         ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office and industrial markets.


         Forward-looking statements in this earnings release, include without limitation, statements related to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth, and (iii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

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

                             ACME UNITED CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                           SECOND QUARTER REPORT 2006

                                                        Quarter Ended         Quarter Ended
                                                        June 30, 2006         June 30, 2005
Amounts in $000's except per share data                  (Unaudited)           (Unaudited)
-----------------------------------------------------------------------------------------------

Net sales                                                 $ 16,984              $ 14,904
Gross profit                                                 7,428                 6,731
Selling, general, and administrative expenses                4,995                 4,577
Interest expense                                               130                    43
Other (income) expense                                         (38)                   97
Pre-tax income                                               2,341                 2,014
Income tax expense                                             835                   700
Net income                                                   1,506                 1,314
Earnings per share basic                                      0.43                  0.37
Earnings per share diluted                                    0.40                  0.34




                                                      Six Months Ended      Six Months Ended
                                                        June 30, 2006         June 30, 2005
Amounts in $000's except per share data                  (Unaudited)           (Unaudited)
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Net sales                                                 $ 29,241              $ 25,487
Gross profit                                                12,980                11,592
Selling, general, and administrative expenses                9,254                 8,296
Interest expense                                               255                    56
Other (income) expense                                        (114)                  146
Pre-tax income                                               3,585                 3,094
Income tax expense                                           1,320                 1,130
Net income                                                   2,265                 1,964
Earnings per share basic                                      0.65                  0.56
Earnings per share diluted                                    0.61                  0.52

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

                             ACME UNITED CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                           SECOND QUARTER REPORT 2006
                                   (Unaudited)

Amounts in $000's                                       June 30, 2006         June 30, 2005
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
Assets:
Current assets:
     Cash                                                 $  1,053              $    602
     Accounts receivable, net                               14,960                12,625
     Inventories                                            14,990                11,141
     Prepaid and other current assets                        1,222                   818
                                               -------------------------------------------------
Total current assets                                        32,225                25,186

     Property and equipment, net                             2,566                 2,203
     Other assets                                            1,591                   809
                                               -------------------------------------------------
Total assets                                              $ 36,382              $ 28,198
                                               =================================================

Liabilities and stockholders' equity:
Current liabilities
     Accounts payable                                        3,715                 3,770
     Other current liabilities                               4,768                 4,559
                                               -------------------------------------------------
Total current liabilities                                    8,483                 8,329
Long-term debt                                              10,256                 5,022
Other non current liabilities                                1,084                   541
                                               -------------------------------------------------
                                                            19,823                13,892
Total stockholders' equity                                  16,559                14,306
                                               -------------------------------------------------
Total liabilities and stockholders' equity                $ 36,382              $ 28,198
                                               =================================================

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